Exhibit 10.22

NIRANJAN HIRANANDANI

Add: 514, Dalamal Towers, 211 FPJ Marg, Nariman Point Mumbai MH 400021

Date: 1st July 2020

To,

Yotta Network Services Private Limited,

5th Floor, Scorpio House, Hiranandani Gardens,

Powai, Mumbai, Maharashtra 400076

Sub: Terms of unsecured loan given /to be given to Yotta Network Services Private Limited,

Dear Sir,

We refer to our mutual discussion and understanding in connection with the requirement of loan for business purposes and other working capital requirement of Yotta Network Services Private Limited. Accordingly, this is to put on record our understanding in relation to the loan advanced to/ to be advanced to Yotta Network Services Private Limited:

Amount of Loan	Upto INR 200 Crore (Unsecured).
Duration	This is repayable at the option of the borrower.
Repayment Mode	This is repayable at the option of the borrower either by payment of cash or will be settled by issuing securities.
Interest rate	Nil

In the event of default or dispute in respect of any of the above terms, the same shall be subject to exclusive jurisdiction of the appropriate Court in Mumbai, irrespective of the place of the registered office of your company and that the cause of action shall be deemed to have arisen in Mumbai.

If you are agreeable to the above terms and conditions, please sign, through your duly authorized representative as token of your acceptance.

Kindly Note that my Income Tax Permanent Account Number is AAAPH1096F.

Yours Faithfully	Accepted all the above terms and Conditions.
Mr. Niranjan Hiranandani	For Yotta Network Services Private Limited Mr. Sunil Gupta Director DIN: 06361812